Registration No. ______________

As filed with the Securities and Exchange Commission on December 23, 2005

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NOVA MEASURING INSTRUMENTS LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Weizmann Scientific Park
P.O. Box 266
Rehovot 76100 Israel
(Address of principal executive offices) (Zip code)

Nova Measuring Instruments Ltd. June 2005 Stock Option Plan 8
(Full title of the plan)

Giora Dishon
President and Chief Executive Officer
Nova Measuring Instruments Ltd.
Weizmann Scientific Park
P.O. Box 266
Rehovot 76100 Israel
011-972-8-938-7505

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David Gitlin, Esq.
Wolf, Block, Schorr and Solis-Cohen LLP
1650 Arch Street, 22nd Floor
Philadelphia PA, 19103
Tel: 215-977-2000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, nominal value NIS 0.01 per share	2,500,000 (1)	$2.15 (2)	$5,375,000 (2)	$575.13

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based on the average of the high and low prices of Nova Measuring Instruments Ltd.‘s ordinary shares on the Nasdaq National Market on December 22, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Information required by Part I of Form S-8 shall be included in documents to be sent or given to participants in the Nova Measuring Instruments Ltd June 2005 Stock Option Plan 8 pursuant to Rule 428(b)(1)(i) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

        The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) by Nova Measuring Instruments Ltd., a company organized under the laws of Israel (the “Company” or the “Registrant”), are incorporated herein by reference and made a part hereof:

    (1)        the Company’s Annual Report on Form 20-F for the year ended December 31, 2004, filled with the Commission on June 28, 2005;

    (2)        the description of the Company’s Ordinary Shares, nominal value NIS 0.01 per share, contained in the Company’s Registration Statement filed on Form 8-A pursuant to Section 12 of the Securities Exchange Act of 1934 on March 22, 2000;

    (3)        The Company’s Reports of Foreign Private Issuer on Form 6-K furnished to the Commission on January 7 (two filings) and 18, 2005; February 9 and 17, 2005; March 9 and 23 (two filings), 2005; April 12, 2005; May 2 and 9, 2005; July 11 (two filings) and 27, 2005; August 4, 25 and 29, 2005; October 3 and 11, 2005; November 1, 7, and 10, 2005.

All documents and reports subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, and to the extent designated therein, certain reports on form 6-K, filed or furnished by the Company, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document or report which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

        The Companies Law of Israel provides that an Israeli company cannot exempt an office holder from liability for a breach of the duty of loyalty. The Company’s Articles of Association provide that, subject to the provisions of any laws, it may:

    (1)        Enter into a contract for insuring the liability of an officer, in part or in whole, for an obligation imposed on him as a result of an act or omission performed in his capacity as an officer with respect to:

—	a breach of the duty of care with respect to the Company or another person;

—	a breach of the duty of loyalty to the Company, provided that the officer acted in good faith and had reasonable grounds to presume that the act would not impair the Company’s best interests; and

—	a monetary obligation imposed upon the officer for the benefit of another person.

    (2)        Indemnify an officer for the following debts or expenses imposed on him as a result of an act which he performed in his capacity as an officer:

—	A monetary debt imposed on him for the benefit of another person under a judgment, including a compromise settlement judgment or an arbitrator’s decision which was approved by a court; and

—	reasonable litigation expenses, including attorneys’ fees, which the officer incurred or for which he was obligated by a court, in a proceeding instituted against him by the Company or in its name by another person, or in a criminal indictment of which he is acquitted, or in a criminal charge of which he is convicted, provided that the offense or offenses of which he is convicted do not require proof of mens rea.

        The Company’s Articles of Association also provide that the Company may undertake in advance to indemnify an officer, provided that the undertaking is limited to the types of events which, in the view of the Company’s Board of Directors, may be foreseen at the time the obligation to indemnify is undertaken, and in an amount determined by the Board of Directors which shall be reasonable in the circumstances. The Company’s Articles of Association also provide that the Company may undertake to indemnify retroactively an officer.

The Company’s Articles of Association also state that The Company may exempt an officer, in advance, from his liability, in part or in whole, for damages resulting from breach of the officer’s duty of care with respect to the Company.

        These provisions are specifically limited by the Companies Law of Israel. The provisions of the Companies Law on the subject of indemnification were amended in March 2005. Before the amendment, a company could not indemnify an officer or director, or exempt an office holder, or enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of:

—	a breach of the officer's duty of care, if such breach was done intentionally or in disregard of the circumstances of the breach or consequences;

—	a breach of the officer’s duty of loyalty, unless the officer acted in good faith and had reasonable cause to assume that the act would not prejudice the Company’s interests;

—	any act or omission done with the intent to derive an illegal personal benefit; or

—	any fine levied against the officer as a result of a criminal offense.

The March 2005 amendment added the following:

—	A prohibition against indemnifying directors for breach of their fiduciary duty in the event of a distribution of dividends or the repurchase of shares by the company;

—	A provision permitting the extension of indemnification to cover expenses relating to proceedings against officers and directors of the company for actions or omissions arising from their duties as officers of the company;

—	A limitation on indemnification: only to events and amounts which are reasonable and foreseeable in light of the activity of the company in the opinion of the board of directors, which events and amounts should be specified in the indemnification provided by the Company; and

—	Allowing the company’s Articles of Association to provide for indemnification only for negligent breach of officers’ fiduciary duty (as opposed to intentional or reckless breach).

The Companies Law requires that indemnification of the Company’s officers and procurement of insurance coverage for the Company’s officers be approved by the Company’s Audit Committee and its Board of Directors and, if the officer is a director, by its shareholders. The Company’s Audit Committee and the Board of Directors resolved on August 14, and September 5, 2002 respectively, to undertake to indemnify the Company’s officers, including its directors, and Shareholders’ approval with respect to the undertaking to indemnify the members of the Company’s Board of Directors was granted on October 31, 2002. Pursuant to these approvals, the Company obtained insurance for its officers and provided them with indemnification undertakings in accordance with its Articles of Association.

In light of the March 2005 amendments to the Israeli Companies Law, the Company is now considering amending its Articles of Association, and also approving and adopting new indemnification and exculpation letters to be granted to the Directors of the Company so that such letters comply with the Israeli Companies Law as amended. In this regard, the Shareholders resolved on September 29, 2005 to approve the continuation of the aforementioned terms of indemnification of and insurance for the directors and officers of the Company, until the adoption of new terms to be prepared and approved by the Audit Committee and the Board of Directors in conformity with the March 2005 amendment to The Companies Law, which terms are to be presented for the approval of the shareholders at the earliest opportunity.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Nova Measuring Instruments Ltd. July 2005 Stock Option Plan 8.

4.2	Shareholders’ resolution approving the issuance of options under Plan 8 incorporated by reference to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on November 10, 2005.

4.3	Articles of Association of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form F-1 (Registration No. 333-11640)).

5.1	Opinion of Aaronsohn Sher Aboulafia Amdoday & Co. Law Offices.

23.1	Consent of Brightman Almagor & Co.

23.2	Consent of Aaronsohn Sher Aboulafia Amdoday & Co. Law Offices (included in Exhibit 5.1).

24.1	Power of Attorney (included on page 7).

Item 9.	Undertakings.

    (a)        The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume or price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

    (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, State of Israel, on this 15 day of December, 2005.

NOVA MEASURING INSTRUMENTS LTD. BY: /S/ Giora Dishon —————————————— Giora Dishon President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each director or officer whose signature appears below hereby constitutes and appoints Giora Dishon and Dror David, or either of them, as his true and lawful attorney in fact and agent, with full power of substitution, to sign on his behalf individually and in any and all capacities, any and all amendments (including post-effective amendments) to a Registration Statement on Form S-8 relating to the registration under the Securities Act of 1933 of Ordinary Shares of Nova Measuring Instruments Ltd. under the Nova Measuring Instruments Ltd. June 2005 Stock Option Plan 8 and to file the same with all exhibits thereto and all other documents in connection therewith with the Securities and Exchange Commission, granting to such attorneys in fact and agents, and each of them, full power and authority to do all such other acts and things requisite or necessary to be done, and to execute all such other acts and things requisite or necessary to be done, and to execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Giora Dishon —————————————— Giora Dishon	President, Chief Executive Officer and Director (Principal Executive Officer)	14/12/05

/s/ Dror David —————————————— Dror David	Chief Financial Officer (Principal Financial and Accounting Officer)	14/12/05

/s/ Barry Cox —————————————— Barry Cox	Chairman	16/12/05

/s/ Michael Brunstein —————————————— Michael Brunstein	Director	15/12/05

/s/ Joseph Ciechanover —————————————— Joseph Ciechanover	Director	15/12/05

/s/ Dan Falk —————————————— Dan Falk	Director	15/12/05

/s/ Lauri Hanover —————————————— Lauri Hanover	Director	15/12/05

/s/ Avi Kerbs —————————————— Avi Kerbs	Director	15/12/05

NOVA MEASURING INSTRUMENTS INC. Authorized U.S. Representative BY: /S/ Maori Marcan —————————————— Maori Marcan President

EXHIBIT INDEX

Exhibit Number	Description	Manner of Filing

4.1	Nova Measuring Instruments Ltd. June 2005 Stock Option Plan 8.	Filed herewith electronically.
4.2	Shareholders' resolution approving the issuance of options under Plan 8.	Incorporated by reference
4.3	Articles of Association of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form F-1 (Registration No. 333-11640)).	Incorporated by reference.
5.1	Opinion of Aaronsohn Sher Aboulafia Amdoday & Co. Law Offices Counsel to the Company.	Filed herewith electronically.
23.1	Consent of Brightman Almagor & Co.	Filed herewith electronically.
23.2	Consent of Aaronsohn Sher Aboulafia Amdoday & Co. Law Offices (included in Exhibit 5.1).	Filed herewith electronically.
24.1	Power of Attorney (included on page 8).	Filed herewith electronically.